Exhibit 99.1
Investor Relations:
Michael Picariello
CommVault
732-728-5380
ir@commvault.com
CommVault Announces Fourth Quarter and Fiscal 2007 Financial Results
Revenue and Earnings Exceed Annual Guidance
Fourth Quarter 2007 Highlights Include:
•	Revenues of $42.6 million

•	Non-GAAP EBIT of $7.5 million and Non-GAAP EBIT Margins of 17.5%

•	Non-GAAP Diluted Earnings Per Share of $0.14

•	Cash Flow from Operations of $8.1 million
OCEANPORT, N.J. – May 15, 2007 – CommVault® [NASDAQ: CVLT], a leading provider of Unified Data Management® solutions, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2007.
N. Robert Hammer, CommVault’s chairman, president and CEO stated, “CommVault had a very good fourth quarter and fiscal year with solid progress in all areas of our business. Our results exceeded our annual guidance. We have grown the top-line by a compounded annual growth rate of 37% for the past five years. We are also seeing broader deployment of our full suite of products across a broader spectrum of deal sizes. We continue to make the necessary investments in product innovation, support, marketing and distribution in order to sustain our track record of growth and innovation into fiscal 2008 and beyond.”
Total revenues in the fourth quarter of fiscal 2007 were a record $42.6 million, an increase of 32% over the fourth quarter of fiscal 2006 and 11% over the prior quarter. Software revenue in the fourth quarter of fiscal 2007 was $23.7 million, up 28% year-over-year and 12% sequentially. For the full year, total revenues were $151.1 million, an increase of 38% over fiscal 2006, and software revenues were $83.9 million, up 34% from the prior year.

Non-GAAP income from operations (EBIT) increased 23% to $7.5 million in the fourth quarter of fiscal 2007 compared to $6.1 million in the fourth quarter of the prior year. EBIT determined in accordance with U.S. GAAP was $5.6 million for the fourth quarter, a 6% increase from $5.3 million in the same period of the prior year. Non-GAAP EBIT for the full year was $22.7 million, an increase of 100% over fiscal 2006 Non-GAAP EBIT of $11.3 million.
For the fourth quarter of fiscal 2007, non-GAAP net income increased 23% to $6.0 million, or $0.14 per diluted share, from $4.9 million or $0.13 per diluted share in the same period of the prior year. CommVault reported GAAP net income for the quarter of $51.8 million, an increase of $46.3 million compared to the same period of the prior year, which includes an income tax benefit of $45.6 million primarily due to the reversal of deferred tax valuation allowances. Non-GAAP net income for the full year increased 111% to $19.9 million, or $0.47 per diluted share, compared with $9.4 million or $0.25 per diluted share in the prior year.
Operating cash flow totaled $8.1 million for the fourth quarter of fiscal 2007 and $30.6 million for full year. Total cash and cash equivalents as of March 31, 2007 were $65.0 million.
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”
Fiscal 2008 Guidance
For the fiscal year ending March 31, 2008 CommVault currently expects:
•	Total revenues in the range of $191 million to $193 million.

•	Non-GAAP gross margins of 85.5% to 85.7%.

•	Non-GAAP operating income margins of 17.2% to 17.7%.

•	Non-GAAP diluted EPS in the range of $0.55 per share to $0.57 per share using an effective tax rate of approximately 28% and a weighted average diluted share count of approximately 46 million to 47 million.

•	A cash income tax rate in the range of 4% to 7% based on current assumptions.

The Non-GAAP diluted EPS guidance excludes approximately $0.13 per share to $0.15 per share of noncash stock-based compensation charges, net of non-GAAP income tax benefits of approximately $0.06 per share, and any additional FICA expense that will be incurred by CommVault when employees exercise in the money stock options.
Use of Non-GAAP Financial Measures
CommVault has provided in this press release selected financial information that has not been prepared in accordance with GAAP. CommVault uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, when used as a supplement to GAAP measures, in evaluating CommVault’s ongoing operational performance. CommVault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in CommVault’s industry, many of which present similar non-GAAP financial measures to the investment community.
The non-GAAP financial results discussed above excludes noncash stock-based compensation charges, additional FICA expense incurred by CommVault when employees exercise in the money stock options beginning in the fourth quarter of fiscal 2007, accretion of preferred stock dividends and accretion of fair value of cumulative redeemable convertible preferred stock upon its conversion to common stock. In addition, the non-GAAP financial results apply an effective tax rate of 25% starting in the second quarter of fiscal 2007 which resulted in an estimated effective tax rate of approximately 20% for fiscal 2007, and an effective tax rate of 28% beginning in fiscal 2008.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. As previously mentioned, a reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

Conference Call Information
CommVault will host a conference call today, May 15, 2007, at 5:00 p.m. EDT to discuss its financial results. To access this call, dial 800-289-0528 (domestic) or 913-981-5522 (international). Additionally, a live web cast of the conference call will be hosted under “Webcasts and Presentations” located under the “Investor Relations” section on CommVault’s Web site www.commvault.com.
An archived web cast of this conference call will also be available on the “Investor Relations” section of CommVault’s Web site, www.commvault.com.
About CommVault
A singular vision — a belief in a better way to address current and future data management needs - guides CommVault in the development of Unified Data Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s software was designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Protection, Archive, Replication, and Resource Management. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States. (cvlt-f)
Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
©2007 CommVault Systems, Inc. All rights reserved. CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, SIM, Singular Information Management, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, QNet, GridStor, Vault Tracker, Quick Snap, QSnap, Recovery Director, CommServe, and CommCell, are trademarks or registered trademarks of CommVault Systems, Inc. All other third-party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I
CommVault Systems, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues:
Software	$23,690	$18,444	$83,870	$62,422
Services	18,927	13,933	67,237	47,050

Total revenues	42,617	32,377	151,107	109,472

Cost of revenues:
Software	449	448	1,640	1,764
Services	5,585	3,939	20,044	13,231

Total cost of revenues	6,034	4,387	21,684	14,995

Gross margin	36,583	27,990	129,423	94,477

Operating expenses:
Sales and marketing	19,282	13,793	68,240	51,326
Research and development	6,029	5,282	23,398	19,301
General and administrative	4,876	3,143	18,610	12,275
Depreciation and amortization	771	470	2,603	1,623

Income from operations	5,625	5,302	16,572	9,952

Interest expense	(142)	—	(326)	(7)
Interest income	735	450	2,600	1,262

Income before income taxes	6,218	5,752	18,846	11,207

Income tax benefit (expense)	45,630	(216)	45,408	(451)

Net income	51,848	5,536	64,254	10,756
Less: accretion of preferred stock dividends	—	(1,396)	(2,818)	(5,661)
Less: accretion of fair value of preferred stock upon conversion	—	—	(102,745)	—

Net income (loss) attributable to common stockholders	$51,848	$4,140	$(41,309)	$5,095

Net income (loss) attributable to common stockholders per share:
Basic	$1.24	$0.14	$(1.35)	$0.18

Diluted	$1.16	$0.13	$(1.35)	$0.17

Weighted average shares used in computing per share amounts:
Basic	41,727	18,914	30,670	18,839

Diluted	44,657	32,176	30,670	30,932

Table II
CommVault Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,001	$48,039
Trade accounts receivable, net	22,044	18,238
Prepaid expenses and other current assets	3,657	1,877
Deferred tax assets	9,616	—

Total current assets	100,318	68,154

Property and equipment, net	4,624	3,322
Deferred tax assets, net	42,543	—
Other assets	554	1,092

Total assets	$148,039	$72,568

Liabilities, cumulative redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,500	$1,565
Accrued liabilities	20,215	12,685
Term loan	7,500	—
Deferred revenue	36,214	29,765

Total current liabilities	65,429	44,015

Deferred revenue, less current portion	4,284	3,036
Other liabilities	4	13

Cumulative redeemable convertible preferred stock: Series A through E	—	99,168
Total stockholders’ equity (deficit)	78,322	(73,664)

	$148,039	$72,568

Table III
CommVault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	March 31,
	2007	2006
Cash flows from operating activities
Net income	$64,254	$10,756
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(52,159)	—
Depreciation and amortization	2,893	1,682
Noncash stock-based compensation	5,969	1,391
Excess tax benefits from stock-based compensation	(1,233)	—

Changes in operating assets and liabilities:
Accounts receivable	(3,806)	67
Prepaid expenses and other current assets	(1,780)	109
Other assets	(317)	105
Accounts payable	77	(664)
Accrued liabilities	9,008	2,234
Deferred revenue and other liabilities	7,688	10,170

Net cash provided by operating activities	30,594	25,850

Cash flows from investing activities
Purchase of property and equipment	(4,195)	(2,814)

Net cash used in investing activities	(4,195)	(2,814)

Cash flows from financing activities
Payments to Series A through E preferred stockholders upon conversion to common stock	(101,833)	—
Net proceeds from initial public offering and concurrent private placement	82,242	(486)
Proceeds from the exercise of stock options	1,864	705
Excess tax benefits from stock-based compensation	1,233	—
Proceeds from term loan	15,000	—
Repayments on term loan	(7,500)	(166)

Net cash provided by (used in) financing activities	(8,994)	53

Effects of exchange rate — changes in cash	(443)	155

Net increase in cash and cash equivalents	16,962	23,244
Cash and cash equivalents at beginning of year	48,039	24,795

Cash and cash equivalents at end of year	$65,001	$48,039

Table IV
CommVault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Non-GAAP financial measures and reconcilation:

GAAP income from operations	$5,625	$5,302	$16,572	$9,952
Noncash stock-based compensation (1)	1,643	767	5,969	1,391
FICA expense on stock option exercises (2)	187	—	187	—

Non-GAAP income from operations	$7,455	$6,069	$22,728	$11,343

GAAP net income (loss) attributable to common stockholders	$51,848	$4,140	$(41,309)	$5,095
Noncash stock-based compensation (1)	1,643	767	5,969	1,391
FICA expense on stock option exercises (2)	187	—	187	—
Accretion of preferred stock dividends (3)	—	1,396	2,818	5,661
Accretion of fair value of preferred stock upon conversion (4)	—	—	102,745	—
Non-GAAP provision for income taxes adjustment (5)	(47,642)	(1,414)	(50,508)	(2,699)

Non-GAAP net income attributable to common stockholders	$6,036	$4,889	$19,902	$9,448

GAAP diluted weighted average shares outstanding	44,657	32,176	30,670	30,932
Conversion of Series A through E preferred stock	—	6,333	3,105	6,333
Conversion of Series AA, BB and CC preferred stock	—	—	4,751	—
Dilutive effect of stock options and warrants	—	—	3,518	—

Non-GAAP diluted weighted average shares outstanding	44,657	38,509	42,044	37,265

Non-GAAP diluted net income per share	$0.14	$0.13	$0.47	$0.25

Footnotes — Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options granted as follows:

	Three Months Ended
	March 31,		Year Ended March 31,
	2007	2006	2007	2006
Cost of services revenue	$25	$11	$100	$25
Sales and marketing	758	205	2,736	468
Research and development	175	60	739	137
General and administrative	685	491	2,394	761

Total noncash stock-based compensation expense	$1,643	$767	$5,969	$1,391

(2)	Represents additional FICA expenses incurred by CommVault when employees exercise in the money stock options.

(3)	Represents accretion of preferred stock dividends due on CommVault’s Series A through E cumulative redeemable convertible preferred stock prior to its conversion to common stock on September 27, 2006.

(4)	Represents accretion of fair value of Series A through E cumulative redeemable convertible preferred stock upon conversion to common stock on September 27, 2006.

(5)	The provision for income taxes is adjusted to reflect CommVault’s estimated non-GAAP effective tax rate of approximately 25% starting in the second quarter of fiscal 2007.